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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF FORMATION
                                       OF
                              WORLD POKER TOUR, LLC

         This Certificate of Formation is being executed as of March 4, 2002, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability company Act, 6 Del. C. Sections 18-101, et. seq.

         The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

         A. Name. The name of the limited liability company is World Poker Tour, LLC (the "Company").

         B. Registered Office and Registered Agent. The Company's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

         C. Board of Managers. The Company has a board of managers and the business and affairs of the Company shall be managed by or under the direction of the board of managers. No member of the Company, in such capacity or by reason of his, her, or its status as such, shall have any right or authority to act for or to bind the Company.

         IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the date and year first above written.

                                      /s/ Jill D. Schlick
                                     --------------------------
                                     Jill D. Schlick
                                     Authorized Person